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                                                                   EXHIBIT 10.34
December 4, 1999

Richard Owen

Dear Richard:

     On behalf of AvantGo, Inc. (the "Company"), I am pleased to offer you the
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position Chief Executive Officer of the Company. You will also be given a seat on the Company's Board. Speaking for myself, as well as the other members of the Company's Board of Directors, we all look forward to your future success in this position.

     The terms of your new position with the Company are as set forth below:

     1.   Position.
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          (a)  You will become Chief Executive Officer of the Company. As Chief
Executive Officer. You will report to the Company's Board of Directors.

          (b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

     2.   Start Date. Subject to fulfillment of any conditions imposed by
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this letter agreement, you will commence this new position with the Company on or before February 1, 2000.

     3.   Proof of Right to Work. For purposes of federal immigration law, you
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will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire. or our employment relationship with you may be terminated.

     4.   Compensation. You will be paid a monthly salary of $20,833.33, which
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is equivalent to $250.000.00 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy.
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          In addition to your base salary, you will be eligible to receive up to an additional $100,000.00 annually in bonuses, half of which would be paid upon your achieving objectives that are mutually agreed upon by you and the Board of Directors. and half of which would be paid upon your exceeding those objectives, Your target annual cash compensation is $300,000.00.

          You will also be eligible for retirement, medical and dental benefits under the benefits plan provided by the Company for its employees.

          The Company will also reimburse you for relocation expenses up to a maximum of $100,000.00. If you voluntarily terminate your employment with the company, or if you are terminated for Cause, within 12 months of your start date, you agree to reimburse the Company for the relocation expenses paid by the Company on or before your final day of employment.

          "Cause" shall mean (i) gross negligence or willful misconduct in the performance of your duties to the Company that has resulted in or is likely to result in substantial and material damage to the Company or its subsidiaries,
(ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law, (iv) commission of any act of fraud with respect to the Company, or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

          5.  Common Stock Purchase Right. In connection with the commencement
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of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 1,800,000 shares of the Company's Common Stock ("Shares") under its 1997 Stock Option Plan, at a purchase price equal to the
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fair market value on the date of your acceptance of this offer as determined in good faith by the Board of Directors of the Company. These Shares will be subject to the Company's right of repurchase in the event of the termination of your employment with the Company, This repurchase right will lapse as to 1/4th on the first anniversary of the date of grant and shall lapse as to 1/48th of the total number of Shares each month thereafter, The Company's repurchase right will continue to lapse only so long as you continue to be employed by the Company. The option will be an incentive stock option to the maximum extent allowed by applicable law and will be subject to the terms of the Company's 1997 Stock Option Plan and the Stock Option Agreement between you and the Company.

          6.  Confidential Information and Invention Assignment Agreement. Your
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acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality
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Agreement"), prior to or on your Start Date.
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          7.  Confidentiality of Terms. You agree to follow the Company's strict
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policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

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          8.  At-Will Employment. Your employment with the Company will be on an
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"at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

We are all delighted to be able to extend you this offer until noon on December 6, 1999 and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

                                    Very truly yours,

                                    AVANTGO, INC.

                                    By: /s/ Felix Lin
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                                    Title: Chief Executive Officer

ACCEPTED AND AGREED:

RICHARD OWEN

/s/ Richard Owen
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Signature

Feb 16, 2000
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Date

Enclosure:  Confidential Information and Invention Assignment Agreement

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